Exhibit 99.1

Allied Nevada Gold Corp. 9790 Gateway Drive Suite 200 Reno, NV 89521 USA

Allied Nevada Reports Q1 2010 Net Income of $3.7 Million

or $0.05 Per Share; Board Approves Oxide Expansion

Cost of Sales of $387 Per Ounce of Gold Sold for Q1 2010

May 10, 2010 Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) is pleased to report its financial and operating results for the three months ended March 31, 2010. The results presented in this press release should be read in conjunction with the Company’s Form 10-Q (quarterly report) filed on SEDAR and Edgar and posted on Allied Nevada’s website at www.alliednevada.com. The financial results are based on United States GAAP and are expressed in U.S. dollars.

First Quarter 2010 Highlights:

•

Hycroft operations in the first quarter of 2010 were performing as expected with production of 22,700 ounces of gold and 53,500 ounces of silver. Allied Nevada is on track to meet full-year guidance for 2010 of gold sales of approximately 100,000 ounces at cost of sales per ounce of gold sold[1] of $400-$450.

•

Net income was $3.7 million ($0.05 per share) for the quarter ended March 31, 2010, compared with a net loss of $7.6 million ($0.13 per share) for the same period in 2009. Deferred income tax expense totaled $1.8 million compared to no income tax expense in the same period of 2009. In the 2010 period, $1.6 million of deferred tax expense represents a non-cash charge relating to a reduction of deferred tax assets as a result of the utilization of Allied Nevada’s net operating loss carryforwards and $0.2 million of tax expense represents an increase in Allied Nevada’s valuation allowance for Alternative Minimum Tax. There was no income tax expense in the 2009 period, due to an increase in Allied Nevada’s valuation allowance to offset a tax benefit associated with its loss before income taxes. The mine was in the initial stages of commissioning in the first quarter of 2009 and was fully operational in the first quarter of 2010, accounting for the significant difference year-over-year.

•

Revenue from gold sales of 20,439 ounces was $22.6 million in the first quarter of 2010 compared with 3,399 ounces of gold sold in 2009 for revenue of $3.1 million. The average realized gold price in the first quarter of 2010 was $1,108 per ounce compared with $926 per ounce in the first quarter of 2009.

•

Cost of sales per ounce of gold sold[1] (excluding depreciation and amortization) was $387, below the full year expectation of $400 -$450 per ounce. Lower fuel prices, fewer tonnes mined, higher grades and the credit from silver revenue all contributed to the lower than anticipated costs. We continue to expect full-year average cost of sales per ounce of gold sold to be $400 - $450, as costs are expected to rise throughout the year with more waste tonnes and lower grades being mined in the second half of the year.

•

Average gold and silver grades mined in the first quarter of 2010 of 0.80 grams per tonne (“g/t”) gold and 12.31 g/t silver exceeded management’s expectations by approximately 34% and 184%, respectively. Despite the 20% lower than expected tons of ore mined, ounces placed on the pad in the first quarter of 2010 of 55,700 ounces of gold and 861,200 ounces of silver were 8% and 127% higher than expectations. Historically the ore reserve model has under predicted contained gold by approximately 8%.

[1]	Allied Nevada uses the non-GAAP measure “cost of sales per gold ounce” in this document. Please see the section titled “Non-GAAP Measures” for further information regarding this measure.

•

Cash provided by operating activities was $0.8 million for the first quarter of 2010, compared with cash used in operating activities of $12.0 million in the same period in 2009. Cash used in operating activities was higher in 2009, as the mine was still in the initial stages of commissioning.

•

For the three months ended March 31, 2010, cash used in investing activities was $6.5 million, compared with $0.1 million in the same periods in 2009. Capital expenditures in the first quarter of 2010 of $5.6 million were primarily for the purchase of additional equipment, construction of the lean pumping station and for the leach pad expansion.

•

For the three months ended March 31, 2010, cash used in financing activities was nominal due to offsetting cash use of $0.3 million to repay principle on capital leases and cash proceeds of $0.3 million related to option plan exercises, compared with cash provided from financing activities of $6.1 million in the first quarter of 2009.

•	Cash and cash equivalents for the quarter ended March 31, 2010 were $85.9 million compared with $91.6 million as at December 31, 2009.

•

Allied Nevada announced an updated resource estimate in April 2010 with an increase to proven and probable reserves to 2.4 million ounces of gold and 32.3 million ounces of silver (177.2 million tons grading 0.014 opt gold and 0.18 opt silver) from 1.1 million ounces of gold and no silver announced in March 2009. Gold and silver measured and indicated resources (inclusive of reserves) for oxide and sulfide mineralization increased 20% to 7.1 million ounces of gold (“Au”) and 57% to 184.2 million ounces of silver (“Ag”). Measured and indicated gold equivalent ounces[2] increased 28% to 10.3 million ounces compared with 8.1 million gold equivalent ounces reported in March 2009. See the press releases dated April 1, 2010 and March 31, 2009 for more information regarding Allied Nevada’s current and past reserves and resources. A NI 43-101 compliant technical report in connection with the resource update has been filed with SEDAR at www.sedar.com and is also available on Allied Nevada’s website at www.alliednevada.com.

•

Allied Nevada’s Board of Directors has approved the previously announced oxide expansion (see below for further information on the oxide plan). Capital expenditures for 2010 are now anticipated to be approximately $45 million. It is anticipated that two 320-ton haul trucks and a larger capacity shovel will be ordered immediately. This will allow for the stripping campaign, originally scheduled for 2011, to be moved forward to the fourth quarter of 2010, accelerating access to the next mining phase of the Brimstone pit.

“With a good start to the year, we are excited about implementing this first stage of the oxide accelerated mining expansion. The plan allows us to ramp up production in logical stages while reviewing further simple, but logical, optimization opportunities in connection with the expansion to continue to streamline the operation,” commented Scott Caldwell, President and CEO of Allied Nevada.

Operations Update

Key operating statistics for the three months ended March 31, 2010, compared with March 31, 2009, are as follows:

[2]

Gold equivalent information includes silver ounces converted to a gold equivalent based on the ratio of gold and silver prices for each year. The ratio for 2010 was 57.14:1 (Au - $800, Ag - $14.00) and for 2009 was 54.17:1 (Au - $650, Ag - $12.00).

Q1 2010 Financial & Operating Results	2

	Three months ended March 31,
	2010	2009
Ore mined (000’s tonnes)	2,175	1,548
Waste mined (000’s tonnes)	2,650	4,934

Total material mined (000’s tonnes)	4,825	6,482

Ore grade - gold (g/t)	0.80	0.63
Ore grade - silver (g/t)	12.31	2.83

Ounces sold - gold	20,439	3,399
Ounces sold - silver	50,937	3,535

Average realized price - gold ($/oz)	$1,108.18	$926.34
Average realized price - silver ($/oz)	$16.81	$12.38

Average spot price - gold ($/oz)	$1,109.19	$904.03
Average spot price - silver ($/oz)	$16.92	$12.61

Cost of sales, net of byproduct credits (000’s)	$7,912	$2,053
Cost of sales per ounce of gold sold	$387	$604

The Hycroft mine produced approximately 22,700 ounces of gold and 53,500 ounces of silver in the first quarter of 2010. Hycroft mined 4.8 million tonnes, including 2.2 million tonnes of ore at average grades of 0.80 g/t gold and 12.31 g/t silver, compared with 6.5 million tonnes mined in the same period of 2009, including 1.5 million tonnes of ore averaging grades of 0.63 g/t gold and 2.83 g/t silver. Tonnes moved in the first quarter of 2010 were slightly lower than planned due to loader availability difficulties requiring unscheduled down time for maintenance. Despite lower than expected tonnes mined, higher grades resulted in contained gold and silver placed on the leach pad for the three months ended March 31, 2010 being above expectation, and totaling approximately 55,700 contained ounces of gold and 861,200 contained ounces of silver (or recoverable ounces of 31,600 gold and 86,100 silver assuming recovery rates of 56.6% for gold and 10% for silver).

Metals sales for the three months ended March 31, 2010, totaled 20,439 ounces of gold and 50,937 ounces of silver, compared with 3,399 ounces of gold and 3,535 ounces of silver in the same period in 2009. The difference in ounces sold year over year is a result of the mine being in the commissioning stage in the first quarter of 2009 where it is now fully operational in 2010. Cost of sales per gold ounce sold was $387 per ounce. For budgeting purposes in 2010, we assumed a 2:1 ratio of silver ounces to gold ounces sold and a silver sales price of $14 per ounce. In addition to lower fuel prices and fewer tonnes mined in the first quarter, higher than anticipated silver grades, which resulted in a higher than anticipated ratio of silver ounces sold to gold ounces sold of 2.49:1, and a realized silver price of $16.81, all contributed to the lower than anticipated cost of sales per ounce of gold sold. Lower fuel prices, fewer tonnes mined, higher grades and the credit from silver revenue all contributed to the lower than anticipated costs. Cost of sales per ounce of gold sold is expected to rise through the year as more waste and lower grades are expected to be mined toward the second half of 2010.

Construction has begun on the 2010 Brimstone leach pad expansion which will add 3.5 million square feet of available leach pad space. The expansion is currently on schedule and budget with completion anticipated by the end of the third quarter of 2010.

In the first quarter of 2010, the pumps which move solution from the leach pads to the process plant were

Q1 2010 Financial & Operating Results	3

upgraded to increase plant capacity. A lean pumping station has been constructed to re-circulate lower grade solution to the leach pad, improving solution grades to the plant.

Exploration

For the three months ended March 31, 2010, 100 holes were drilled totaling 23,700 meters. Exploration activities in the first quarter of 2010 were directed towards infilling the Brimstone Pit, Bay Area and Vortex Zone and resource step out drilling in the Central Pit and Vortex Zone. Core holes drilled during the quarter were sampled to provide material for ongoing metallurgical testing.

Board Approves Oxide Expansion

Allied Nevada’s Board of Directors has approved the Company’s previously announced plans to accelerate mining of oxide mineralization (see the press release dated April 5, 2010) from 25 million tons of material per year to 80 million tons of material.

This accelerated plan assumes an average mining rate of 80 million tons per year will be achieved by 2012, and includes 37 million tons of ore and 43 million tons of waste with approximately 30% of the ore being crushed. It is expected that this accelerated mining rate would be phased in over the next two years, with expected production increasing from approximately 100,000 ounces in 2010 to over 250,000 ounces of gold in 2012 and peaking at over 300,000 ounces in each of 2013 and 2014. Average annual silver production is expected to be in excess of 1 million ounces. The current oxide reserve, announced April 1, 2010, is sufficient to support this mining rate until 2015; however, management believes that ongoing exploration will continue to convert oxide resources, extending mine life.

Cost of sales per ounce of gold sold, assuming silver revenue as a byproduct credit, is expected to average between $425 and $450 per ounce. The life of mine average strip ratio has declined to 1.15:1 compared with 1.27:1 in the life of mine case presented in the May 2009 technical report. Further optimization opportunities, such as in pit backfilling and a conveying system, may be implemented should a review provide positive results.

The total capital required over the life of the mine to implement this accelerated mining plan is expected to be approximately $212 million. This is favourable in comparison with the $221 million in capital required over the current life of the mine, if we were to continue mining the 2.4 million ounces of oxide reserves at our current rate. The initial capital of approximately $180 million, spent over the first three years, is for the inclusion of a larger capacity mining fleet ($130 million), leach pad expansions ($20 million), mobile crushing units ($14 million) and modifications to existing infrastructure such as the process plant and refinery ($12 million). The mobile mining fleet may be purchased with capital lease financing through the equipment manufacturer.

The expansion of the Hycroft mine necessary to accelerate the mining as per this plan requires Allied Nevada to obtain all permits, approvals and consents of the regulatory agencies responsible for the use and development of mines in Nevada.

A NI 43-101 compliant technical report, dated April 1, 2010 and containing further information regarding the oxide expansion, has been filed with SEDAR and can also be accessed on Allied Nevada’s website.

Q1 2010 Financial & Operating Results	4

2010 Outlook

The Hycroft mine has achieved steady-state operations and plans to accelerate the mining rate are underway. The accelerated rate is expected to begin to impact operations in 2011. In 2010, we expect to mine approximately 19 million tonnes of material, including approximately 11 million tonnes of ore at an average grade of 0.56 g/t gold and 9.7 g/t silver. Based on this operating plan, gold sales are expected to be approximately 100,000 ounces at a cost of sales per ounce of gold sold of between $400-$450 in 2010. Projected cost of sales per ounce of gold sold for 2010 was determined assuming a gold price of $900/ounce, a fuel price of $90/barrel and takes into account revenue from silver production as a byproduct credit based on a 2:1 production ratio of silver to gold and a $15/ounce silver price. Projected costs for 2010 are expected to be higher than 2009 actual costs due to anticipated lower grades mined through the second half of the year, higher fuel prices (representing approximately $20/ounce) and increased cyanide consumption (representing approximately $19/ounce) in 2010. Based on current life of mine plans, a $10 per barrel movement in the price of West Texas Intermediate (type of crude oil used as a benchmark in oil pricing) will impact the annual operating costs for fuel and lubricants at the Hycroft mine by approximately $1 million (or $10 per ounce).

At Hycroft, construction of the Brimstone leach pad expansion is underway. This phase is expected to increase the available leach pad space by a further 3.5 million square feet and is expected to be completed by the end of the third quarter of 2010. In addition, we announced our intention to begin crushing ore at Hycroft in 2010 with a mobile crushing system capable of crushing four million tonnes of material per year (or approximately 30% of ore tonnes mined). This crusher is expected to be on site and operating by mid-year 2010. With the addition of this system, gold and silver recovery of combined run of mine and crushed ore is expected to increase to 60% and 14%, respectively (from current run of mine performance of 56.5% recovery for gold and 10% recovery for silver). Having received the approval of the Board to move forward with the accelerated mining rate, ordering of long-lead time capital items such as larger capacity 320-ton class haul trucks and a 36-yard shovel will commence in the second quarter of 2010.

A 30,500 meter exploration program at Hycroft has been designed for 2010 with a focus on expanding oxide and sulphide resources, converting oxide resources to the reserve categories and inferred sulphide resources to the measured and indicated categories, aligning the silver resource with the gold resource where no historical drilling and assay data exists, attaining further samples for ongoing metallurgical work and testing the extent of high-grade silver anomalies encountered at the end of the 2009 drill season. Exploration spending at Hycroft is expected to be approximately $16 million in 2010. In addition, the Company intends to conduct targeted surface exploration and drilling on certain of its advanced and exploration properties where the Company believes encouraging exploration opportunities exist.

Metallurgical test work has begun on oxide mineralization to assess the potential benefit of milling oxide material to improve gold and, more importantly, silver recoveries.

The Company continues to review near and long-term opportunities to improve upon recovery rates for gold and silver, increase production and reduce costs at Hycroft. Some of these initiatives include:

1.	Milling option for oxide material: As mine optimization continues, a review of different treatment options for oxide ore to improve gold and, more significantly, silver recoveries may warrant a change in operating structure. Metallurgical work has commenced to assess the potential benefit of grinding and milling oxide ore. Should the test work result in a positive impact to recoveries, economics and engineering assessment will begin to determine the economic impact of moving from a heap leach to grinding and milling operation.

Q1 2010 Financial & Operating Results	5

2.	Sulphide resource development: Preliminary metallurgical testing completed in 2009 indicated that sulphide material is amenable to simple flotation concentration, and that gold and silver recoveries are approximately 79% and 77%, respectively. We are in the initial stages of preparing a feasibility study to determine the economic viability of mining this sulphide mineralization. It is currently expected that this study will be completed by mid-2011.

Conference Call Information

Allied Nevada will host a conference call on Tuesday, May 11, 2010, at 11:00 am ET to discuss these first quarter results and recent developments at Hycroft, followed by a question and answer session.

To access the call, please dial:

Canada & US toll-free – 1-877-974-0448

Outside of Canada & US – 1-416-644-3422

Replay (available until May 25, 2010):

Access code: 4299483#

Canada & US toll-free – 1-877-289-8525

Outside of Canada & US – 1-416-640-1917

An audio recording of the call will be archived on our website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning the timing, results and benefits of exploration, drilling test work, economics and engineering assessments and feasibility studies; expectations regarding the expected requisition, cost and financing of equipment, including but not limited to the proposed crushing system and the anticipated benefits of such systems; expectations regarding acceleration of the stripping campaign and the associated benefits therefrom; expectations regarding potential growth and optimization opportunities; expectations concerning the completion, costs and benefits of expansions at Hycroft the potential for confirming, upgrading and expanding oxide gold and silver mineralized material at Hycroft; results of evaluation of underlying sulphide mineralization at Hycroft; reserve and resource estimates; cost estimates, estimates of gold and silver grades and waste mined; estimates of recovery rates; expectations regarding the life of the Hycroft mine and the cash flow generated by the property; expectations regarding the amount and timing of future gold and silver production and sales from the Hycroft mine and the associated cost of sales; expectations regarding fuel prices and cyanide consumption; expectations regarding the sufficiency of current oxide reserves; expectations regarding the Company’s future capital requirements and expenditures and the sources and adequacy of liquidity available to the Company; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing

Q1 2010 Financial & Operating Results	6

the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Cautionary Note to U.S. Investors Regarding Estimates of Measured, Indicated and Inferred Resources

This press release uses the terms “measured”, “indicated” and “inferred” “resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the SEC does not recognize them. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimates of “inferred mineral resources” may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures. The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC. U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable.

Non-GAAP Measures

Allied Nevada provided the non-GAAP measures of “cost of sales per ounce of gold sold” and “cost of sales, net of byproduct credits” in this document. The Company believes that, in addition to conventional measures prepared in accordance with United States generally accepted accounting principles (U.S. “GAAP”), stakeholders use these non-GAAP measures to evaluate the Company’s performance and its ability to generate cash flow. The above non-GAAP measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The calculations of these non-GAAP measures are presented below:

	Three months ended March 31,
	2010	2009
Cost of sales (thousands)	$8,767	$2,108
Less: Silver revenues (thousands)	$(855)	$(55)

Cost of sales, net of byproduct credits (thousands)	$7,912	$2,053
Gold ounces sold	20,439	3,399
Cost of sales per ounce of gold sold	$387	$604

The technical contents of this news release have been reviewed and verified by Scott Wilson of Scott E. Wilson Mining, who is a Qualified Person as defined by National Instrument 43-101. Scott Wilson is an independent consultant for Allied Nevada and has reviewed the technical information contained in this news release.

For further information on Allied Nevada, please contact:

Scott Caldwell President & CEO (775) 358-4455	Tracey Thom Vice President, Investor Relations (416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com.

Q1 2010 Financial & Operating Results	7

ALLIED NEVADA GOLD CORP.

CONSOLIDATED BALANCE SHEETS

(US dollar thousands, except share amounts)

	(Unaudited)
	March 31, 2010	December 31, 2009
Assets:
Cash and cash equivalents	$85,948	$91,581
Inventories	8,928	6,773
Ore on leachpads	40,364	34,179
Prepaids and other	4,320	3,911
Deferred tax asset, current portion	4,029	4,344

Current assets	143,589	140,788
Restricted cash	14,984	14,066
Plant and equipment, net	36,913	35,367
Mine development costs	12,131	10,389
Reclamation premium and asset retirement cost asset	2,310	2,431
Mineral properties	35,674	35,845
Deferred tax asset, non-current portion	12,241	13,539

Total assets	$257,842	$252,425

Liabilities:
Accounts payable	$12,640	$12,414
Amounts due to related parties	41	28
Accrued liabilities and other	1,198	1,476
Capital lease obligations, current portion	1,319	1,298
Asset retirement obligation, current portion	476	476

Current liabilities	15,674	15,692
Deferred royalty income	422	686
Capital lease obligations, long-term portion	4,351	4,700
Asset retirement obligation, long-term portion	6,277	6,167
Other accrued liabilities	2,932	2,000

Total liabilities	29,656	29,245

Commitments and Contingencies
Shareholders’ Equity:
Common stock
($0.001 par value, 100,000,000 shares authorized, shares issued and outstanding: 73,917,023 at March 31, 2010 and 73,837,267 at December 31, 2009)	74	74
Additional paid-in-capital	319,275	317,923
Accumulated deficit	(91,163)	(94,817)

Total shareholders’ equity	228,186	223,180

Total liabilities and shareholders’ equity	$257,842	$252,425

Q1 2010 Financial & Operating Results	8

ALLIED NEVADA GOLD CORP.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(US dollars in thousands, except shares and per share amounts; unaudited)

	Three months ended March 31,
	2010	2009
Revenue:
Gold sales	$22,604	$3,149
Silver sales	855	55

	23,459	3,204

Operating expenses:
Cost of sales (excludes depreciation, amortization, and accretion)	8,767	2,108

	14,692	1,096

Stripping costs	517	3,877
Depreciation and amortization	1,278	522
Exploration and land holding costs	3,851	426
Accretion	110	97
Corporate general and administrative	3,712	2,217

Income (loss) from operations	5,224	(6,043)

Interest income	12	16
Interest expense	(95)	(43)
Loss due to change in value of equity-linked financial instruments	—	(1,468)
Net foreign exchange gain (loss)	71	(42)
Other income	269	—

Income (loss) before income taxes	5,481	(7,580)
Income tax expense	(1,827)	—

Net income (loss)	$3,654	$(7,580)

Earnings (loss) per share:
Basic:
Weighted average number of shares outstanding	74,090,347	57,557,554
Income (loss) per share	$0.05	$(0.13)
Diluted:
Weighted average number of shares outstanding	76,223,649	57,557,554
Income (loss) per share	$0.05	$(0.13)

Q1 2010 Financial & Operating Results	9

ALLIED NEVADA GOLD CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US dollars in thousands; unaudited)

	Three months ended March 31,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$3,654	$(7,580)
Adjustments to reconcile net income (loss) for the period to net cash provided by (used in) operating activities:
Depreciation and amortization	1,278	522
Accretion	110	97
Stock-based compensation	1,030	688
Loss due to change in fair value of equity-linked financial instruments	—	1,468
Gain on recognition of deferred income	(269)	—
Future income taxes	1,614	—
Change in operating assets and liabilities:
Inventories	(1,999)	191
Ore on leach pads	(5,059)	(5,623)
Prepaids and other	(409)	195
Accounts payable and amounts due to related parties	239	(2,111)
Accrued liabilities and other	653	188

Net cash provided by (used in) operating activities	842	(11,965)

Cash flows used in investing activities:
Additions to plant and equipment	(3,187)	(156)
Additions to mine development costs	(2,369)	—
Increase in restricted cash	(918)	(10)
Proceeds from advance minimum royalties	5	81

Net cash used in investing activities	(6,469)	(85)

Cash flows (used in) provided by financing activities:
Proceeds on issuance of common stock	322	29
Proceeds from term loan	—	6,348
Payment of loan costs	—	(87)
Repayments of principal on capital lease agreements	(328)	(162)

Net cash (used in) provided by financing activities	(6)	6,128

Net decrease in cash and cash equivalents	(5,633)	(5,922)
Cash and cash equivalents, beginning of year	91,581	16,511

Cash and cash equivalents, end of period	$85,948	$10,589

Supplemental cash flow disclosures:
Cash paid for interest	$95	$43

Q1 2010 Financial & Operating Results	10